Exhibit 4.1.1

NATIONAL FUEL GAS COMPANY

OFFICER’S CERTIFICATE

Establishing 5.50% Notes due 2026

May 18, 2023

Timothy J. Silverstein, the Treasurer and Principal Financial Officer of National Fuel Gas Company, a New Jersey corporation (the “Company”), pursuant to the authority granted in the resolutions of the Board of Directors (the “Board”) of the Company adopted on April 23, 2020 and December 2, 2022 and the Financing Committee of the Board on May 12, 2023 and Sections 102, 201 and 301 of the Indenture (as defined below), does hereby certify to The Bank of New York Mellon (formerly The Bank of New York), as Trustee (the “Trustee”) under the Indenture of the Company (For Unsecured Debt Securities) dated as of October 1, 1999 (the “Indenture”), that:

1.

The Securities of the thirteenth series to be issued under the Indenture shall be designated 5.50% Notes due 2026 (the “Notes of the Thirteenth Series”); the Notes of the Thirteenth Series shall be in substantially the form set forth in Exhibit A hereto. All capitalized terms used in this certificate which are not defined herein shall have the meanings set forth in the Indenture.

2.

The Notes of the Thirteenth Series shall be initially authenticated and delivered in the aggregate principal amount of $300,000,000 (the “Initial Notes of the Thirteenth Series”); provided, however, that the Company may, without consent of the Holders of the Initial Notes of the Thirteenth Series, create and issue additional Notes of the Thirteenth Series ranking equally with, and otherwise identical in all respects to, the Initial Notes of the Thirteenth Series (except for the issue date, issue price, the date from which interest first accrues thereon and, if applicable, the first interest payment date therefor), which additional Notes of the Thirteenth Series shall form a single series with the Initial Notes of the Thirteenth Series.

3.	The Notes of the Thirteenth Series shall mature, and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on October 1, 2026.

4.	The Notes of the Thirteenth Series shall be issued in the denominations of $2,000 and integral multiples of $1,000 in excess thereof.

5.	The Notes of the Thirteenth Series shall bear interest as provided in the form thereof set forth in Exhibit A.

6.

The principal of and premium, if any, and interest on the Notes of the Thirteenth Series shall be payable at, and registration of transfers and exchanges in respect of the Notes of the Thirteenth Series may be effected at, the office or agency of the Company in The City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or, in certain circumstances described in the form of Notes of the Thirteenth Series hereto attached as

Exhibit A, by wire transfer to an account designated by the person entitled thereto. Notices and demands to or upon the Company in respect of the Notes of the Thirteenth Series and the Indenture may be served at the office or agency of the Company in The City of New York. The Corporate Trust Office of the Trustee shall initially be the agency of the Company for such payment, registration and registration of transfers and exchanges and service of notices and demands and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee shall initially be the Security Registrar and the Paying Agent for the Notes of the Thirteenth Series.

7.	The Notes of the Thirteenth Series are subject to optional redemption as provided in the form thereof set forth in Exhibit A.

8.	The Notes of the Thirteenth Series shall not be entitled to the benefit of any sinking fund.

9.

If a “Change of Control Triggering Event” (as defined in Exhibit A hereto) occurs, each Holder of the Notes of the Thirteenth Series may require the Company to repurchase all or a portion of such Holder’s Notes of the Thirteenth Series at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, on the terms and subject to the conditions set forth in Exhibit A hereto.

10.	The Notes of the Thirteenth Series shall be issued initially in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company, New York, New York).

11.

Beneficial interests in the Notes of the Thirteenth Series issued as Global Notes may not be exchanged in whole or in part for individual certificated Notes of the Thirteenth Series in definitive form, and no transfer of a Global Note of the Thirteenth Series in whole or in part may be registered in the name of any Person other than the Depository or its nominee, except that if (A) the Depository has notified the Company that it is unwilling or unable to continue as Depository for the Global Notes of the Thirteenth Series, (B) the Depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository for such Global Notes of the Thirteenth Series has not been appointed within 90 days of (i) that notice or (ii) the Company becoming aware that the Depository is no longer registered, (C) an Event of Default occurred and is continuing, and the Depository requests the issuance of certificated Notes of the Thirteenth Series in definitive form or (D) the Company determines not to have the Notes of the Thirteenth Series represented by Global Notes, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of the definitive Notes of the Thirteenth Series, shall authenticate and deliver, Notes of the Thirteenth Series in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Notes of the Thirteenth Series representing such Notes of the Thirteenth Series in exchange for such Global Notes of the Thirteenth Series, such definitive Notes of the Thirteenth Series to be registered in the names provided by the Depository.

12.

With respect to the Thirteenth Series, the Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services (collectively, “Electronic Means”); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever an Authorized Officer is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s good faith reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee as soon as reasonably practicable upon learning of any compromise or unauthorized use of the security procedures.

13.

No service charge shall be made for the registration of transfer or exchange of the Notes of the Thirteenth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer.

14.

The Trustee, the Security Registrar and the Company shall have no responsibility under the Indenture for transfers of beneficial interests in the Notes of the Thirteenth Series, for any depository records of beneficial interests or for any transactions between the Depository and beneficial owners.

15.

If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Notes of the Thirteenth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Notes of the Thirteenth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Notes of the Thirteenth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Company and acceptable to the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Notes of the Thirteenth Series, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

16.	The Notes of the Thirteenth Series shall have such other terms and provisions as are provided in the form thereof set forth in Exhibit A hereto.

17.

All conditions precedent, if any, provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent), relating to the authentication and delivery of the Notes of the Thirteenth Series requested in the accompanying Company Order No. 13 have been complied with.

18.

The undersigned has read all of the covenants and conditions contained in the Indenture, and the definitions in the Indenture relating thereto, relating to the Company’s issuance of the Notes of the Thirteenth Series and the Trustee’s authentication and delivery of the Notes of the Thirteenth Series, and in respect of compliance with which this certificate is made.

19.

The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers, employees and counsel of the Company familiar with the matters set forth herein.

20.

In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with.

21.	In the opinion of the undersigned, such conditions and covenants have been complied with.

22.

Solely with respect to the Notes of the Thirteenth Series, the Trustee’s certificate of authentication on the Notes of the Thirteenth Series, and any other document delivered in connection with the Indenture, this officer’s certificate or the issuance and delivery of the Notes of the Thirteenth Series may be signed on behalf of the Trustee by manual or pdf or other electronically imaged signature.

Capitalized terms used herein and not otherwise defined shall have the meaning prescribed to them in the Indenture.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate as of the date first written above.

/s/ Timothy J. Silverstein
Timothy J. Silverstein
Treasurer and Principal Financial Officer

[Signature Page to Officer’s Certificate Establishing the Terms of the Notes]

EXHIBIT A

[depositary legend]

[Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

[FORM OF FACE OF NOTE]

NATIONAL FUEL GAS COMPANY

5.50% NOTES DUE 2026

NO. R-1	CUSIP NO.:636180 BS9

ORIGINAL ISSUE DATE: May 18, 2023	PRINCIPAL AMOUNT: $300,000,000

ORIGINAL INTEREST ACCRUAL DATE: May 18, 2023	INTEREST RATE: 5.50%

MATURITY DATE: October 1, 2026

INTEREST PAYMENT DATES: April 1 and October 1, commencing October 1, 2023

REDEEMABLE AT OPTION OF THE COMPANY:	YES X NO __

REDEEMABLE AT OPTION OF THE HOLDER:	YES __ NO X

(See the Reverse of this Note for redemption provisions)

NATIONAL FUEL GAS COMPANY, a corporation duly organized and existing under the laws of the State of New Jersey (herein referred to as the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _______________ or registered assigns, the principal sum of ________________________ on the Maturity Date specified above, and to pay interest thereon at the Interest Rate specified above, subject to adjustment as set forth on the reverse hereof under “Interest Rate Adjustment,” semiannually on the Interest Payment Dates specified above of each year and on the Maturity Date, from the Original Interest Accrual Date specified above or from the most recent Interest Payment Date to which interest has been paid, unless the Company shall default in the payment of interest due on such Interest Payment Date, in which case interest shall be payable from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on this Security, from the Original Interest Accrual Date. In the event that the Maturity Date or any date fixed for redemption is not a Business Day, then payment of principal and interest payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such Maturity Date or date fixed for redemption. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date. The Initial Interest Payment Date shall be October 1, 2023, and the payment on that date shall include all interest accrued from the Original Interest Accrual Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be (a) the Business Day immediately preceding such Interest Payment Date so long as Securities of this series remain in book-entry only form or (b) the 15th calendar day prior to such Interest Payment Date if Securities of this series do not remain in book-entry only form; provided, however, that interest payable at Maturity shall be paid to the Person to whom principal shall be paid. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and premium, if any, and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that (a) at the option of the Company, interest on this Security may be paid by check mailed to the address of the person entitled thereto, as such address shall appear on the Security Register or by wire transfer to an account designated by the person entitled thereto, and (b) upon the written request of a Holder of not less than $10 million in aggregate principal amount of Securities of this series delivered to the Company and the Paying Agent at least ten days prior to any Interest Payment Date, payment of interest on such Securities to such Holder on such Interest Payment Date shall be made by wire transfer of immediately available funds to an account maintained within the continental United States specified by such Holder or, if such Holder maintains an account with the entity acting as Paying Agent, by deposit into such account.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, pdf or other electronically imaged signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NATIONAL FUEL GAS COMPANY

By:
Timothy J. Silverstein
Treasurer and Principal Financial Officer

[Signature Page to the Global Note]

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 18, 2023

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to the Certificate of Authentication]

[FORM OF REVERSE OF NOTE]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of October 1, 1999 (herein, together with any amendments or supplements thereto, called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on May 18, 2023 creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holder hereof to all terms and provisions of the Indenture.

Optional Redemption

The Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Securities (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the Securities on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Securities, as applicable. If there is no United States Treasury security maturing on the maturity date of the Securities but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Securities, one with a maturity date preceding the maturity date of the Securities and one with a maturity date following the maturity date of the Securities, the Company shall select the United States Treasury security with a maturity date preceding the maturity date of the Securities. If there are two or more United States Treasury securities maturing on the maturity date of the Securities or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Company shall notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee will not be responsible or liable for any calculation of the redemption price or of any component thereof, or for determining whether manifest error has occurred.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed. As provided in the Indenture, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on the Securities on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem the Securities.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. Except in the case of global notes, a new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the holder of the Security upon surrender for cancellation of the original Security. In the case of the global notes, DTC, or its nominee, will determine the allocation of the redemption price amongst the ownership interest of each actual purchaser of notes in such global note in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

Interest Rate Adjustment

The interest rate payable on the Securities will be subject to adjustments from time to time if an Interest Rate Adjustment Triggering Event occurs or, if following an Interest Rate Adjustment Triggering Event, any of Moody’s, S&P or Fitch, or any Substitute Rating Agency, subsequently upgrades the debt rating assigned to the Securities, in each case in the manner described below. The interest rate payable on the Securities is also subject to adjustments if any of the Rating Agencies ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside the Company’s control, subject to the conditions described below.

If an Interest Rate Adjustment Triggering Event occurs, the interest rate payable on the Securities will increase from the interest rate payable on the Securities on the date of their issuance by an amount equal to the sum of the percentages set forth in the following tables opposite the ratings of the Securities immediately following such Interest Rate Adjustment Triggering Event; provided, that only the two lowest ratings assigned to the Securities will be taken into account for purposes of any interest rate adjustment:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including successor ratings of Moody’s or the equivalent ratings of any Substitute Rating Agency for Moody’s.

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including successor ratings of S&P or the equivalent ratings of any Substitute Rating Agency for S&P.

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including successor ratings of Fitch or the equivalent ratings of any Substitute Rating Agency for Fitch.

If at any time after an Interest Rate Adjustment Triggering Event has occurred, any Rating Agency (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently increases its rating of the Securities to any of the threshold ratings set forth above, the interest rate payable on the Securities will be decreased such that the interest rate payable for the Securities equals the interest rate payable on the Securities on the date of their issuance plus (if applicable) the percentages set forth opposite the ratings from the tables above with respect to the two lowest ratings assigned to the Securities in effect immediately following the increase. If at any time after an Interest Rate Adjustment Triggering Event has occurred, Moody’s (or any Substitute Rating Agency therefor) subsequently increases its rating of the Securities to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, S&P (or any Substitute Rating Agency therefor) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher and Fitch (or any Substitute Rating Agency therefor) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate payable on the Securities will be decreased to the interest rate payable on the Securities on the date of their issuance (and if any two Rating Agencies increase their ratings assigned to the Securities to Baa3, BBB- or BBB- or higher, as the case may be, and the third Rating Agency does not, the interest rate payable on the Securities will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agencies). In addition, the interest rates on the Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any or all Rating Agencies) if the Securities become rated Baa1, BBB+ or BBB+, as the case may be (or the equivalent of any such rating, in the case of a Substitute Rating Agency), or higher by any two of Moody’s, S&P and Fitch (or, in any case, a Substitute Rating Agency thereof), respectively.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of any of the Rating Agencies (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Securities be reduced to below the interest rate payable on the Securities on the date of their issuance or (2) the total increase in the interest rate payable on the Securities exceed 2.00% above the interest rate payable on the Securities on the date of the issuance.

No adjustments in the interest rate payable on the Securities shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Securities. If at any time a Rating Agency ceases to provide a rating of the Securities for a reason beyond the Company’s control, the Company will use its commercially reasonable efforts to obtain a rating of the Securities from another Rating Agency, to the extent one exists, and if another such Rating Agency rates the Securities (such Rating Agency, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate payable on the Securities pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Securities but which has since ceased to provide such rating and (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s, S&P or Fitch, as applicable, in such table. If a Rating Agency has ceased to provide a rating of the Securities for any reason and the Company is unable to or otherwise does not designate a successor Rating Agency, that Rating Agency shall be deemed to have rated the Securities at the lowest level contemplated by the tables above; however, if only one of the Rating Agencies ceases to provide a rating of the Securities for any reason, the deemed rating of that Rating Agency shall be disregarded for purposes of all interest rate adjustments. If two of the Rating Agencies cease to provide a rating of the Securities for any reason and the Company is unable to or otherwise does not designate a successor Rating Agency for both Rating Agencies, the deemed rating of only one of such two Rating Agencies shall be disregarded. If all three Rating Agencies cease to provide a rating of the Securities for any reason and the Company is unable to or otherwise does not designate a successor Rating Agency for all three Rating Agencies, the interest rate on the Securities will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Securities on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the semi-annual interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate.

If the interest rate payable on the Securities is increased as described in this “Interest Rate Adjustment,” the term “interest,” as applicable to the Securities, will be deemed to include any such additional interest unless the context otherwise requires.

The Company shall give the Trustee prompt written notice of any such increase or decrease, pursuant to this section, in the interest rate on the Securities, which notice shall set forth the amount of such increase or decrease, the basis therefor and the date from which such increase or decrease shall take effect. The Trustee shall have no duty to independently monitor or determine whether any such increase or decrease has occurred, the amount of such increase or decrease or the date from which such increase or decrease shall take effect and shall be fully-protected in relying on an officer’s certificate stating that an interest rate adjustment has occurred and the amount of such adjustment.

For purposes of the interest rate adjustment provisions of the Securities, the following terms will be applicable:

“Fitch” means Fitch Ratings Inc., or any successor thereto.

“Fundamental Change” means the occurrence of any of the following: (1) any transaction of merger or consolidation or amalgamation of any Material Subsidiary (other than a merger or consolidation with or into (i) the Company, if the Company shall be the continuing or surviving corporation, or (ii) any other Subsidiary of the Company, provided that the Subsidiary shall be the continuing or surviving corporation); (2) any liquidation, winding up or dissolution of any Material Subsidiary; or (3) the direct or indirect conveyance, sale, lease, transfer or other disposition of, in one or more series of related transactions, all or substantially all of any Material Subsidiary’s assets, whether now owned or hereafter acquired (other than to (i) the Company or (ii) a Subsidiary of the Company). Notwithstanding the foregoing, the Company or any Material Subsidiary may, directly or indirectly convey, sell, lease, transfer or otherwise dispose of, in one or more series of related transactions: (1) any or all of its interest in any Subsidiary to any other Subsidiary of the Company; or (2) up to 10% of the Total Consolidated Assets of the Company and its Subsidiaries.

“Fundamental Change Rating Event” means the rating on the Securities is lowered by at least one Rating Agency such that the rating on the Securities is below investment grade on any day during the period (which period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Fundamental Change or the Company’s intention to effect a Fundamental Change and ending 60 days following consummation of such Fundamental Change.

“Interest Rate Adjustment Triggering Event” means the occurrence of both a Fundamental Change and a Fundamental Change Rating Event.

“Material Subsidiary” means, at any time, a Subsidiary of the Company whose assets exceed 10% of the Total Consolidated Assets of the Company and its Subsidiaries, other than any Subsidiary that is not a U.S. Person.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a Substitute Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States of America as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than

50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Total Consolidated Assets” means, as of any date, the total consolidated assets of the Company and its Subsidiaries, as set forth on the Company’s most recently available consolidated balance sheet filed with the United States Securities and Exchange Commission as of such date.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to, but not including, the date of repurchase (a “Change of Control Payment”), subject to the right of Holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offer to repurchase such Securities on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company shall, to the extent lawful:

(a)	accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company need not make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

The Trustee shall have no duty or obligation to monitor whether or not a Change of Control Triggering Event has occurred, and the Trustee may conclusively presume that no such event shall have occurred unless and until the Trustee shall have received from the Company the officer’s certificate stating the aggregate principal amount of the Securities or portions of Securities being repurchased referred to above.

For purposes of the Change of Control Offer provisions of the Securities, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Inc., or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Unless the Company defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest shall cease to accrue on the Securities or portions of the Securities tendered for repurchase pursuant to the Change of Control Offer.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Company in respect of this Security, or any portion of the principal amount thereof, upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.

If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (a) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, (b) the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (c) such Holder shall have offered the Trustee reasonable indemnity, (d) the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity, and (e) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof and premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are transferable to a transferee or transferees, as designated by the Holder surrendering the same for such registration of transfer, and exchangeable for a like aggregate principal amount of Securities and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.